Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Atlantic Power Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-172926 and No. 333-197940) on Form S-8 of Atlantic Power Corporation and subsidiaries (the ‘‘Company’’) of our reports dated March 7, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2015, and the related financial statement schedule ‘‘Schedule II — Valuation and Qualifying Accounts,’’ and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of the Company.

Our report dated March 7, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to the Company’s internal controls over its long-lived asset and goodwill impairment tests has been identified and included in management’s assessment.

/s/ KPMG LLP

New York, New York

March 7, 2016